Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made as of May 8, 2009, between MakeMusic, Inc., a Minnesota corporation (hereinafter called “MakeMusic”), and Ronald B. Raup (hereinafter called “Executive”):
RECITALS
     1. The following recitals shall be considered a part of this Agreement and explain the parties’ rights and obligations under this Agreement. Any interpretation or construction of this Agreement shall be considered in light of these recitals.
     2. Executive is currently employed by MakeMusic as its Chief Executive Officer pursuant to that certain Employment Agreement dated February 20, 2007, as amended by the First Amendment to Employment Agreement dated October 27, 2008.
     3. Executive desires to be employed by MakeMusic as its Chief Executive Officer and MakeMusic desires to employ Executive as its Chief Executive Officer on the terms stated in this Agreement.
     4. Executive recognizes, agrees and understands that execution of this Agreement is an express condition of employment with MakeMusic as its Chief Executive Officer under the terms of this Agreement.
     NOW, THEREFORE, in consideration of MakeMusic employing Executive as its Chief Executive Officer under this Agreement and/or other benefits now or hereafter paid or made available to Executive by MakeMusic, Executive and MakeMusic agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Confidential Information. For the purposes of this Agreement, “Confidential Information” means any information not generally known to the public and proprietary to MakeMusic and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, purchasing, marketing, selling, accounting, licensing, business systems, business techniques, customer lists, prospective customer lists, price lists, business strategies and plans, pending patentable materials and/or designs, design documentation, documentation of meetings, tests and/or test standards, or manuals whether in document, electronic, computer or other form. For example, Confidential Information may be contained in MakeMusic’s customer lists, prospective customer lists, the particular needs and requirements of customers, the particular needs and requirements of prospective customers, and the identity of customers or prospective customers. Information shall be treated as Confidential Information irrespective of its source and any information which is labeled or marked as being “confidential” or “trade secret” shall be presumed to be Confidential Information.
     1.02 Invention. For purposes of this Agreement, the term “Invention” means ideas, discoveries, and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of MakeMusic’s present or future sales, research, or other business activities, or reasonably foreseeable business interests of MakeMusic.
ARTICLE II
EMPLOYMENT, COMPENSATION AND BENEFITS
     2.01 Employment With MakeMusic. MakeMusic hereby employs Executive in the position of Chief Executive Officer of MakeMusic and Executive hereby accepts such employment with MakeMusic.
     2.02 Term. This Agreement and Executive’s employment hereunder shall commence on May 8, 2009 and terminate when Executive’s employment with MakeMusic is terminated pursuant to Paragraph 3.01 hereof.
     2.03 Duties.
     (a) Executive agrees, during his employment, to devote his full time and best efforts to the businesses of MakeMusic, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with his position; provided, however, that Executive’s duties and responsibilities shall be subject to determination by MakeMusic’s Board of Directors or its designee. Any material change in Executive’s duties and responsibilities shall be subject to Executive’s consent, which consent shall not be unreasonably withheld. Executive shall be granted such powers and authority as are reasonably and customarily associated with his position.
     (b) Executive shall report to, and at all times shall be subject to the direction of MakeMusic’s Board of Directors or its designee.
     (c) Executive, at all times during his employment with MakeMusic, shall comply with MakeMusic’s reasonable standards, regulations and policies as determined or set forth by MakeMusic from time to time and as applicable to executive employees of MakeMusic.
     (d) Executive shall maintain and improve his managerial skills and knowledge of MakeMusic’s businesses by attending appropriate conventions and seminars, and participating in other activities reasonably related thereto. MakeMusic shall pay and/or reimburse those expenses of Executive, approved by MakeMusic, which are reasonably related to this subparagraph 2.03(d).
     2.04 Outside Activities. MakeMusic acknowledges and agrees that from time to time Executive may serve as a member of the Board of Directors of one or more nonprofit entities or businesses other than MakeMusic; provided, however, that Executive provides MakeMusic’s Board of Directors with information about each proposed directorship, including time required by such directorship, whether such directorship may involve conflicts of interest with MakeMusic or their businesses, the types of risks which such directorship may involve, and any other factors Executive or MakeMusic’s Board of Directors considers material respecting such directorship. MakeMusic’s Board of Directors shall promptly consider all submissions by

Executive pursuant to this Paragraph 2.04. MakeMusic’s Board of Directors may request in good faith that Executive not accept a particular directorship, or more than a specific number of directorships, or that Executive resign from a particular directorship, and Executive agrees to honor such requests.
     2.05 Base Salary. Executive’s initial annual base salary under this Agreement shall be calculated on the gross amount of $216,000 per year, less withholding for income and FICA taxes and any other proper deductions. Executive’s base salary will be paid to him in accordance with MakeMusic’s normal payroll practices. Future adjustments, if any, to annual base salary will be determined by MakeMusic. Executive may be entitled to bonuses as determined in the sole discretion of MakeMusic.
     2.06 Fringe Benefits From MakeMusic.
     (a) In addition to cash compensation, Executive shall be eligible to receive equity awards and fringe benefits as they may be made available to executive employees of MakeMusic and offered to Executive from time to time in the exclusive discretion of MakeMusic. Such benefits may include, but are not limited to, bonuses, qualified pension or retirement plans, health insurance and disability plans and deferred compensation agreements.
     (b) Executive shall be eligible to participate in any and all other employee benefit plans and programs offered by MakeMusic from time to time, including, but not limited to, any medical, dental, short-term disability and life insurance coverage, stock option, or retirement plans, in accordance with the terms and conditions of those benefit plans and programs and on a basis consistent with that customarily provided to MakeMusic’s executive employees.
     2.07 Vacation. In addition to the foregoing compensation and fringe benefits, Executive shall be entitled to a paid vacation of a duration to be determined by MakeMusic. At present, Executive shall be entitled to five (5) weeks paid time off per calendar year (prorated for partial calendar years of service). Such vacation shall be subject to MakeMusic’s paid vacation policies as they may exist from time to time.
     2.08 Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by MakeMusic for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by MakeMusic for executive employees from time to time) in the performance of his duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and MakeMusic’s policies and procedures.
ARTICLE III
TERMINATION
     3.01 Events of Termination. Executive’s employment with MakeMusic:

     (a) May be terminated by mutual written agreement of MakeMusic and Executive.
     (b) Shall terminate immediately upon the death of Executive.
     (c) May be terminated upon written notice from MakeMusic to Executive for Cause, which shall mean the following:
     (i) Failure of Executive to (a) faithfully, diligently or competently perform the material duties, requirements and responsibilities of his employment as contemplated by this Agreement or as assigned by MakeMusic’s Board of Directors or its designee, or (b) take reasonable direction consistent with his position from MakeMusic’s Board of Directors or its designee; or
     (ii) Failure of Executive to comply with the material, reasonable policies, regulations and directives of MakeMusic as in effect from time to time; or
     (iii) Any act or omission on the part of Executive which constitutes a failure to comply with material provisions of this Agreement; or
     (iv) Any act or omission on the part of Executive which is clearly and materially harmful to the reputations or businesses of MakeMusic, including, but not limited to, personal conduct of Executive which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of MakeMusic’s employees; or
     (v) Conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony.
     (d) May be terminated upon 30 days’ written notice from MakeMusic to Executive without Cause.
     (e) May be terminated upon 30 days’ written notice from Executive to MakeMusic.
     3.02 Compensation Upon Termination of Executive’s Employment. In the event that Executive’s employment with MakeMusic terminates the following provisions shall govern as applicable:
     (a) If termination occurs pursuant to subparagraph 3.01(a), the agreement of the parties shall control.
     (b) If termination occurs pursuant to subparagraph 3.01(b), all benefits and compensation shall terminate as of the date of Executive’s death.

     (c) If the termination occurs pursuant to subparagraphs 3.01 (c) or (e), all benefits and compensation shall terminate as of the termination date.
     (d) If termination occurs pursuant to subparagraph 3.01(d), all benefits and compensation shall terminate as of the termination date. In addition, Executive shall receive cash severance payments equal to Executive’s annual base salary in effect at the time of termination of employment and the pro-rated value of any incentive compensation earned through the date of termination. Such payments shall be paid to Executive monthly over the course of a one-year period, beginning after expiration of any applicable rescission periods set forth in the required release agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, if any of the payments described in this Paragraph 3.02 are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and MakeMusic determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment. As a condition to Executive’s receipt of such payments, Executive shall be required to execute, return, comply with and not rescind a full and final release of any and all claims in favor of MakeMusic. Such release agreement shall be prepared by MakeMusic.
     (e) If Executive is terminated without Cause, as defined in subparagraph 3.01(c), upon or within 12 months following a Change of Control of MakeMusic, Executive shall be entitled to the severance payments set forth in Paragraph 3.02(d) above.
     (i) For purposes of this Agreement, a “Change of Control” means:
     (a) The consummation of any merger, consolidation, exchange, or reorganization to which MakeMusic is a party if the individuals and entities who were shareholders of MakeMusic immediately prior to the effective date of such transaction have, immediately following the effective date of such transaction, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;
     (b) The shareholders of MakeMusic approve any plan or proposal for the liquidation of MakeMusic;
     (c) A sale, lease or other transfer of all or substantially all of the assets of MakeMusic to any person or entity which is not an Affiliate of MakeMusic; or

     (d) The acquisition, without prior approval by resolution adopted by the Board, of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of MakeMusic representing, in the aggregate, fifty percent (50%) or more of the total combined voting power of all classes of MakeMusic’s then-issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert; provided, however, that a Change of Control will not be deemed to occur if such acquisition is initiated by the Executive or an entity in which the Executive owns fifty percent (50%) or more of the total combined voting power of all classes of such entity’s securities, or if the Executive or such entity is a member of the group of associated persons or entities acting in concert.
     (ii) For purposes of this Agreement, “Affiliate” shall mean any individual, corporation, partnership, trust or other entity which owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of MakeMusic outstanding stock entitled to vote; or any corporation, partnership, trust or other entity of which fifty percent (50%) or more of the total combined voting power of all classes of such entity’s outstanding stock, units or other interests entitled to vote is owned, directly or indirectly, by MakeMusic.
     (iii) The Executive shall not be entitled to receive any Change of Control payment which would constitute a “parachute payment” for purposes of Code Section 280G, or any successor provision, and the regulations thereunder. In the event any Change of Control payment payable to the Executive would constitute a “parachute payment,” the Executive shall have the right to designate those Change of Control payments which would be reduced or eliminated so that the Executive will not receive a “parachute payment.” For purposes of this Paragraph, a “Change of Control payment” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of the Executive under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of MakeMusic’s salary, bonus, incentive, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include the acceleration of this Award.
     (f) If Executive resigns for Good Reason, as defined below, upon or within 12 months following a Change of Control of MakeMusic, Executive shall be entitled to the severance payments set forth in Section 3.02(d) above. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent upon or within 12 months following a Change of Control of MakeMusic:
     (i) the assignment to Executive of employment responsibilities which are not materially of comparable responsibility and status as the employment responsibilities held by Executive immediately prior to the Change of Control;
     (ii)  a reduction of Executive’s annual base salary in effect immediately prior to a Change of Control by more than 10% unless such reduction is part of a general salary reduction for all employees of similar rank to the Executive;
     (iii) the failure by MakeMusic to obtain an assumption of the obligations of MakeMusic to perform this Agreement by any successor to MakeMusic;
     (iv) a material breach of this Agreement by MakeMusic or its successor;
     (v) the relocation of Executive’s place of employment by more than forty (40) miles from the Executive’s place of employment immediately prior to the Change of Control.
For purposes of the foregoing, Executive shall not be considered to have been assigned employment of lesser responsibility if Executive manages, has control over, or serves in a similar position with a subsidiary, division or operating unit of an acquiring entity that generates revenues of comparable amounts to the revenues generated by MakeMusic before such Change of Control. Notwithstanding the foregoing, none of the forgoing events shall be considered “Good Reason” if it occurs in connection with the Executive’s death or disability.
     (g) All payments made to Executive under this Paragraph 3.02 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to MakeMusic by Executive for any amounts advanced, loaned or misappropriated. Such offset shall be made in the manner permitted by and shall be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.
     3.03 Return of MakeMusic Property. In the event of termination of Executive’s employment, whether voluntary or involuntary, or at any time upon MakeMusic’s request, all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of MakeMusic which is in Executive’s possession shall be returned to MakeMusic at its principal business office on the date of termination of Executive’s employment, or within one business day thereafter if such duty to return property is triggered by MakeMusic’s request or termination of employment without notice. Executive may copy, at Executive’s expense, documents, records, materials and information of MakeMusic only with MakeMusic’s express, written permission.
ARTICLE IV
PROTECTION OF TRADE SECRETS AND
CONFIDENTIAL BUSINESS DATA
     4.01 Confidential Information. The definition of “Confidential Information” as set forth in Paragraph 1.01 is not intended to be complete. From time to time during the term of his employment, Executive may gain access to other information not generally known to the public and proprietary to MakeMusic concerning MakeMusic’s businesses that is of commercial value to MakeMusic, which information shall be included in the definition under Paragraph 1.01 above, even though not specifically listed in that Paragraph. The definition of Confidential Information and the provisions of this Article IV apply to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.
     4.02 Maintain in Confidence. Executive shall hold the Confidential Information, including trade secrets and/or data, in the strictest confidence and will never, without prior written consent of MakeMusic, directly or indirectly disclose, assign, transfer or convey such information, or communicate such information to others or use it for his own or another’s benefit. Without the prior written consent of MakeMusic, Executive shall not communicate Confidential Information to a competitor of MakeMusic or any other person or entity, including, but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during his employment with MakeMusic or at any time after his termination of employment with MakeMusic, regardless of the reason for the Executive’s termination, whether voluntary or involuntary. Executive further promises and agrees that he will faithfully abide by any rules, policies, practices or procedures existing or which may be established by MakeMusic for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices or procedures:
     (a) Limiting access to authorized personnel;
     (b) Limiting copying of any writing, data or recording;
     (c) Requiring storage of property, documents or data in secure facilities provided by MakeMusic and limiting safe or vault lock combinations or keys to authorized personnel; and/or
     (d) Checkout and return or other procedures promulgated by MakeMusic from time to time.

     4.03 Return of Information. Upon termination of the employer-employee relationship, whether voluntary or involuntary, or at any time upon MakeMusic’s request, Executive will return to MakeMusic any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in his possession, custody or control, including, but not limited to, notebooks, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists. Executive will not take with him, upon leaving MakeMusic’s place of business or employment with MakeMusic, any such documents, data, writings, recordings, or reproduction in any form which may have been entrusted or obtained by him during the course of his employment or to which he had access, possession, custody or control, except with MakeMusic’s express, written permission. In the event of termination of Executive’s employment, whether voluntary or involuntary, or at any time upon MakeMusic’s request, Executive will deliver to MakeMusic all Confidential Information in recorded form in his possession, custody or control and shall also deliver any and all property, devices, parts, mock-ups, and finished or unfinished machinery or equipment in his possession, custody or control which belongs to MakeMusic. Executive shall also deliver, upon termination of his employment, whether voluntary or involuntary, or at any time upon MakeMusic’s request, all records, drawings, blueprints, notes, notebooks, memoranda, specifications and documents or dates, in any form, which contain Confidential Information.
ARTICLE V
COVENANT NOT TO COMPETE
     5.01 Noncompete and Nonsolicitation. In exchange for MakeMusic’s covenants under this Agreement, Executive expressly agrees that, during his employment with MakeMusic (except on behalf of MakeMusic) and for a period of twelve (12) months following termination of his employment with MakeMusic, regardless of the party initiating termination and regardless of the reason for the termination, Executive shall not, directly or indirectly, acting on behalf of herself, another business or competitor, without the prior written consent of MakeMusic:
     (a) anywhere within the United States (which Executive acknowledges to be MakeMusic’s trade area), own, manage, operate, control, be employed by, consult for, participate in, or provide products or services of any kind to, any business, entity or person that is in competition with MakeMusic or markets, sells, or provides products or services that are the same as or similar to, or compete with, products or services offered by MakeMusic at the time;
     (b) render any services, advice or counsel as an owner, employee, representative, agent, independent contractor, consultant or in any other capacity, for any third party, if the rendering of such services, advice or counsel involves, may involve, requires or is likely to result in the use or disclosure by Executive of any Confidential Information;
     (c) solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of MakeMusic’s customers or potential customers with whom Executive (or other employees of MakeMusic under his supervision) had contact during the twelve (12) month period immediately preceding his termination date, for the purpose of offering to provide or providing them with any products or services that are the same as or similar to, or compete with, products or services offered by MakeMusic at the time;
     (d) solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of MakeMusic’s employees (working with MakeMusic at that time or at any time in the six months prior to Executive’s termination date) for the purpose of hiring them as an employee, contractor or consultant or inducing them to leave their employment with MakeMusic; or
     (e) solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of MakeMusic’s suppliers or vendors (at that time or at any time in the six months prior to Executive’s termination date) for the purpose of inducing them to end or alter their relationship with MakeMusic.
     5.02 Understandings. Executive acknowledges and agrees that MakeMusic informed him that the restrictive covenants contained in this Agreement would be required as part of the terms and conditions of his employment under this Agreement, that he signed and returned this Agreement to MakeMusic prior to commencing employment under the terms of this Agreement, he has carefully considered the restrictions contained in this Agreement and that they are reasonable, that the restrictions in this Agreement will not unduly restrict him in securing other employment in the event of his termination from MakeMusic; and that employment under the terms of this Agreement amounts to valuable consideration, to which Executive would not otherwise be entitled, to support enforcement of the restrictive covenants contained in this Agreement.
     5.03 Additional Consideration. As additional consideration for Executive’s agreements in Paragraph 5.01, MakeMusic shall pay Executive $1,000, less required and authorized deductions and withholding. Such payment shall be made by MakeMusic within ten (10) days following Executive’s execution of this Agreement.
ARTICLE VI
INVENTIONS
     6.01 Disclosure. Executive shall promptly and fully disclose to MakeMusic and will hold in trust for MakeMusic’s sole right and benefit, any Invention which Executive, during the period of his employment, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice either alone or in conjunction with others that:
     (a) Relates to any subject matter pertaining to Executive’s employment;
     (b) Relates to or is directly or indirectly connected with the business, products, projects, or Confidential Information of MakeMusic; or
     (c) Involves the use of any time, material or facility of MakeMusic.

     6.02 Assignment of Ownership. Executive hereby assigns to MakeMusic all of Executive’s right, title, and interest in and to all such Inventions as described in Paragraph 6.01 and, upon MakeMusic’s request, Executive shall execute, verify, and deliver to MakeMusic such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable MakeMusic to obtain the sole right, title, and benefit to all such Inventions.
     6.03 Excluded Inventions. It is further agreed, and Executive is hereby so notified, that the above agreement to assign Inventions to MakeMusic does not apply to any invention for which no equipment, supplies, facility or Confidential Information of MakeMusic was used, which was developed entirely on Executive’s own time, and
     (a) Which does not relate:
     (i) Directly to the businesses of MakeMusic; or
     (ii) To MakeMusic’s actual or demonstrably anticipated research or development; or
     (b) Which does not result from any work performed by Executive for MakeMusic.
     6.04 Prior Inventions. Attached to this Agreement and initialed by both parties is a list of all of the Inventions, by description, if any, in which Executive possesses any right, title, or interest prior to commencement of his employment with MakeMusic, which are not subject to the terms of this Agreement.
     6.05 Specific Performance. Executive expressly acknowledges and agrees that any violation of any terms of Paragraphs 6.01 or 6.02 may result in the issuance of a temporary restraining order and/or injunction against Executive to effect specific performance of the terms of Paragraphs 6.01 or 6.02.
ARTICLE VII
ARBITRATION
     7.01 Agreement to Arbitrate. With the exception of MakeMusic’s rights to seek injunctive relief and/or specific performance in a court of competition jurisdiction in connection with breaches by Executive of Paragraphs 4.02, 4.03, 5.01 and/or 6.01 or 6.02 of this Agreement, all disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes. The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction. This arbitration provision shall continue in full force and effect after Executive’s termination of employment under this Agreement.

     7.02 Discovery. In addition to any other procedures provided for under the rules of the NASD or the AAA, upon written request, each party shall, at least 14 days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing and each party shall be permitted to take one deposition at least 14 days prior to any hearing.
     7.03 Costs. The costs of proceedings under Article VII shall be paid in accordance with the provisions of Article VIII below.
ARTICLE VIII
CERTAIN MAKEMUSIC REMEDIES; ATTORNEYS’ FEES AND COSTS
     8.01 Certain MakeMusic Remedies. The parties acknowledge and agree that MakeMusic will suffer irreparable harm if Executive breaches Paragraphs 4.02, 4.03, 5.01 and/or 6.01 or 6.02 of this Agreement. Accordingly, MakeMusic shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining Executive from any violation of such Paragraphs, and Executive hereby consents to MakeMusic’s right to seek the issuance of such injunction.
     8.02 Payment of Fees and Expenses. If any party initiates or becomes a party to a formal proceeding in law or equity, or under Article VII, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the “prevailing party”), then the non-prevailing party shall pay all of its and the prevailing party’s reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred with respect to such proceeding. If neither party obtains a substantial portion of the relief requested each shall bear its/his own expenses. Notwithstanding the foregoing, in the event Executive is terminated pursuant to Paragraph 3.01(c) and determines to challenge MakeMusic’s determination of Cause, MakeMusic and Executive shall each bear its/his own attorneys’ fees and expenses in connection with any proceeding initiated by Executive with respect to the determination as to “Cause.”
ARTICLE IX
INDEMNIFICATION
     9.01 Indemnification. As to acts or omissions of Executive which are within the scope of Executive’s authority as an officer, director, or employee of MakeMusic and/or any affiliate of MakeMusic, MakeMusic shall indemnify Executive, and his legal representatives and heirs, to the maximum extent permitted by Minnesota law.
ARTICLE X
MISCELLANEOUS
     10.01 Survival of Provisions. The parties agree that Articles I, IV – X of this Agreement shall survive termination of this Agreement and termination of Executive’s employment for any reason.

     10.02 Notification of Restrictive Covenants. Executive authorizes MakeMusic to notify third parties (including, but not limited, MakeMusic’s clients and competitors) of the terms of Articles I, IV-VI of this Agreement and the Executive’s responsibilities hereunder.
     10.03 Severability. If a court or arbitrator(s) rules that any part of this Agreement is not enforceable, that part may be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be so modified, that part may be severed and the other parts of the Agreement shall remain enforceable.
     10.04 Governing Law. This Agreement shall be governed according to the laws of the State of Minnesota.
     10.05 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. This Agreement may be assigned by MakeMusic. This Agreement is binding on any successors or assigns of MakeMusic.
     10.06 Waiver. The waiver by any party of the breach or nonperformance of any provision of this Agreement by any other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar agreement with any other employee.
     10.07 Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:
     (a) To MakeMusic by notice to MakeMusic’s Board of Directors.
     (b) To Executive at his home address as it then appears on the records of MakeMusic, it being the duty of the Executive to keep MakeMusic informed of his current home address at all times.
The date on which notice to MakeMusic or Executive shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally, or deposited in a mail box or slot at Executive’s residence by a representative of MakeMusic or any messenger or delivery service.
     10.08 Modification. This Agreement supersedes any and all prior oral and written understandings, if any, between the parties relating to the subject matter of this Agreement, including without limitation the Employment Agreement between the parties dated February 20, 2007 and the First Amendment to Employment Agreement dated October 27, 2008 which are hereby terminated and replaced and superseded by this Agreement. This Agreement sets forth the entire understandings and agreements between the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement other than those agreements, plans, programs and policies expressly referred to herein. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.
     10.09 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, MakeMusic expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.
     10.10 Counterparts. This Agreement maybe executed by facsimile transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.
     10.11 No Strict Construction. The language used in this Agreement will be deemed to be chosen by MakeMusic and Executive to express their mutual intent. No rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement effective as of the date first above written.

EXECUTIVE
/s/ Ronald B. Raup
Ronald B. Raup

MAKEMUSIC, INC.
/s/ Karen L. VanDerBosch
Karen L. VanDerBosch
Chief Financial Officer